AMENDED AND RESTATED OPERATING EXPENSES AGREEMENT

THIS AMENDED AND RESTATED OPERATING EXPENSES AGREEMENT (the “Agreement”) is effective as of the 13th day of November, 2007, by and between METROPOLITAN WEST FUNDS, a Delaware statutory trust (hereinafter called the “Trust”), on behalf of each series of the Trust listed in Appendix A hereto, as may be amended from time to time (hereinafter referred to individually as a “Fund” and collectively as the “Funds”), and METROPOLITAN WEST ASSET MANAGEMENT, LLC, a limited liability company organized and existing under the laws of the State of California (hereinafter called the “Manager”).

WITNESSETH:

WHEREAS, this Agreement amends and restates the prior Operating Expenses Agreement between the parties effective on April 1, 1999, and amended from time to time thereafter, in order to add the administrative class of shares of the Funds and to update various other references;

WHEREAS, the Manager renders advice and services to the Funds pursuant to the terms and provisions of an Investment Management Agreement between the Trust and the Manager, dated February 21, 2007 (the “Investment Management Agreement”); and

WHEREAS, the Funds are responsible for, and have assumed the obligation for, payment of certain expenses pursuant to Subparagraph 7(b) of the Investment Management Agreement that have not been assumed by the Manager; and

WHEREAS, the Manager desires to limit the Funds’ respective Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Funds) desires to allow the Manager to implement those limits;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.    Limit on Operating Expenses. The Manager hereby agrees to limit each Fund’s Operating Expenses to the respective annual rate of total Operating Expenses specified for that Fund in Appendix A of this Agreement.

2.    Definition. For purposes of this Agreement, the term “Operating Expenses” with respect to a Fund is defined to include all expenses necessary or appropriate for the operation of the Fund including the Manager’s investment advisory or management fee under Paragraph 8 of the Investment Management Agreement, and other expenses described in Paragraph 7 of the Investment Management Agreement, but does not include any Rule 12b-1 fees, shareholder servicing fees, front-end or contingent deferred loads, taxes, interest, dividend expenses, brokerage commissions, expenses incurred in connection with any merger or reorganization or extraordinary expenses such as litigation.

3.    Reimbursement of Fees and Expenses. The Manager, under Subparagraph 8(d) of the Investment Management Agreement, retains its right to receive reimbursement of reductions of its investment management fee and Operating Expenses paid by it that are not its responsibility under Paragraph 7 of the Investment Management Agreement.

4.    Term. This Agreement shall become effective on the date specified herein and shall remain in effect through March 31, 2009, unless sooner terminated as provided in Paragraph 5 of this Agreement. This Agreement shall continue in effect thereafter with respect to each specified Fund for additional one-year periods corresponding to that Fund’s fiscal year so long as such continuation is approved for each Fund at least annually by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust).

5. Termination. This Agreement may be terminated at any time, and without payment of any penalty, by either the Trust or by the Board of Trustees of the Trust, on behalf of any one or more of the Funds, upon sixty (60) days’ prior written notice to the Manager. The Manager may decline to renew this Agreement with respect to any or all Funds by written notice to the Trust at least thirty (30) days before its annual expiration date.

6. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

7. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction of effect.

9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

METROPOLITAN WEST FUNDS		METROPOLITAN WEST ASSET MANAGEMENT, LLC

By:	/s/ Joseph D. Hattesohl	By:	/s/ Joseph D. Hattesohl

Title:	Treasurer	Title:	Chief Financial Officer

Appendix A to Amended and Restated Operating Expenses Agreement

(Effective November 13, 2007)

Fund	Class M Operating Expense Limit (1)	Class I Operating Expense Limit	Admin. Class Operating Expense Limit (1)
Metropolitan West Total Return Bond Fund	0.65%	0.44%	.85%

Metropolitan West Low Duration Bond Fund	0.58%	0.39%	.78%

Metropolitan West Ultra Short Bond Fund	0.50%	0.34%	.70%

Metropolitan West AlphaTrak 500 Fund (2)	0.90%	N/A	1.10%

Metropolitan West High Yield Bond Fund	0.80%	0.55%	1.00%

Metropolitan West Intermediate Bond Fund	0.65%	0.44%	.85%

Metropolitan West Strategic Income Fund (3)	2.35%	2.10%	2.55%

(1)	Includes Rule 12b-1 fees paid by Class M shares of the Funds. There are no Rule 12b-1 fees assessable for Class I shares of the Funds.
(2)	Assumes the maximum management fee of 0.70%.
(3)	Assumes the maximum management fee of 1.90%.

METROPOLITAN WEST FUNDS		METROPOLITAN WEST ASSET MANAGEMENT, LLC

By:	Joseph D. Hattesohl	By:	Joseph D. Hattesohl

Title:	Treasurer	Title:	Chief Financial Officer

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